Exhibit 5.01

[MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]

May 12, 2009

Entergy Arkansas, Inc.
425 West Capitol Avenue
Little Rock, Arkansas 72201

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the "Registration Statement"), including the exhibits thereto, which Entergy Arkansas, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $300,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds"), such Bonds to be issued in one or more new series pursuant to the Company's Mortgage and Deed of Trust, dated as October 1, 1944, with Deutsche Bank Trust Company Americas, successor Corporate Trustee, Stanley Burg, successor co-Trustee, and, as to property in Missouri, The Bank or New York Mellon Trust Company, National Association, successor co-Trustee, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the "Mortgage"); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Mortgage, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed (I) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company's Board of Directors or, when authorized, either the Executive Committee thereof or an authorized officer, and (II) that the Bonds will be issued and delivered in compliance with appropriate orders with regard to the issuance of the Bonds by the Arkansas Public Service Commission and the Tennessee Regulatory Authority.

This opinion is limited to the laws of the States of New York and Arkansas and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of Arkansas, we have relied upon the opinion of Friday, Eldredge & Clark, LLP, Little Rock, Arkansas, which is being filed as Exhibit 5.02 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP